Filed Pursuant to Rule 424(b)(2)
Registration No. 333-172562
The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED OCTOBER 31, 2013
PRICING SUPPLEMENT NO. 2013—CMTNH0201 DATED OCTOBER    , 2013
(TO PROSPECTUS SUPPLEMENT DATED DECEMBER 20, 2012 AND PROSPECTUS DATED MAY 12, 2011)
MEDIUM-TERM SENIOR NOTES, SERIES H
CITIGROUP INC.
Variable Coupon Notes Linked to a Basket of Eight Stocks due November     , 2019
$1,000 per Note
¾	The stated principal amount and issue price of each note is $1,000.
¾
The notes will pay interest at a variable annual rate (which may be zero) based on the performance of an equally-weighted basket (the “underlying basket”) of eight stocks (each, a “reference stock” and collectively, the “reference stocks”) as described below.  The variable annual interest rate will likely vary from year to year and will be paid at an annual rate that may be as low as 0.00% but never higher than 7.50% to 8.10% (to be determined on the pricing date).  You should understand how the variable annual interest rate will be calculated before investing in the notes.

¾
The reference stocks are issued by companies that derive a substantial (but varying) portion of their revenues from U.S. health and fitness spending, broadly defined.  Accordingly, the notes are subject to concentrated risks relating to the economic factors that affect U.S. health and fitness spending.  However, the issuers of the reference stocks operate in several different industries, and each will also be affected by risks that are unique to its industry and to its own circumstances.

¾
The notes will mature on November     , 2019 (expected to be November 5, 2019).  At maturity you will receive for each note you hold an amount in cash equal to $1,000 plus accrued and unpaid interest, if any.  The notes are subject to the credit risk of Citigroup Inc.  If we default on our obligations, you may not receive anything owed to you under the notes.

¾	On each annual interest payment date, you will receive an interest payment per note equal to the product of (a) $1,000 and (b) the variable annual interest rate for that interest payment date.
¾
The “variable annual interest rate” for any interest payment date will equal the sum of the weighted reference stock returns of each reference stock determined as of the valuation date immediately preceding that interest payment date (but will not be less than zero).

¾
The “weighted reference stock return” for a reference stock as of any valuation date will be equal to the product of (a) the reference stock return for that reference stock as of that valuation date and (b) 12.50%.

¾	The “reference stock return” for a reference stock determined as of any valuation date will equal:
¾	if the cumulative performance as of that valuation date is greater than or equal to zero: 7.50% to 8.10% (to be determined on the pricing date); or
¾	if the cumulative performance as of that valuation date is less than zero: the cumulative performance as of that valuation date (which will be negative), but in no case below –30.00%
¾
The “cumulative performance” of a reference stock as of any valuation date will equal the percentage change in the closing price of one share of that reference stock from the pricing date to that valuation date, calculated as:  (current share price – initial share price) / initial share price.

¾	The “initial share price” for a reference stock will be the closing price of one share of that reference stock on the pricing date.
¾	The “current share price” for a reference stock on any valuation date will be the closing price of one share of that reference stock on that valuation date.
¾
The “valuation dates” are expected to be October 29, 2014, October 29, 2015, October 31, 2016, October 30, 2017, October 29, 2018 and October 29, 2019, each subject to postponement for a given reference stock if such date is not a scheduled trading day or a market disruption event occurs.

¾	The “interest payment dates” will be the fifth business day after the applicable valuation date, except that the final interest payment date will be the maturity date.
¾	The “pricing date” is October , 2013 (expected to be October 31, 2013), the date we price the notes for initial sale to the public.
¾	The notes will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the notes unless you are willing to hold them to maturity.
¾	The CUSIP for the notes is 1730T0B57. The ISIN for the notes is US1730T0B571.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Notes” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and accompanying prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Inc. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per Note	Total
Issue Price(1)	$1,000	$
Underwriting Fee(2)	$20	$
Proceeds to Citigroup Inc.	$980	$

(1) Citigroup Inc. currently expects that the estimated value of the notes on the pricing date will be between $922.50 and $935.00 per note, which will be less than the issue price. The estimated value of the notes is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.
(2) CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $20 for each $1,000 note sold in this offering. CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $20 for each $1,000 note they sell. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.
CGMI expects to deliver the notes to purchasers on or about November 5, 2013.

KEY TERMS

Issuer:	Citigroup Inc.
Stated principal amount	$1,000 per note
Aggregate principal amount	$
Pricing date:	October , 2013 (expected to be October 31, 2013)
Issue date:	November , 2013 (three business days after the pricing date)
Maturity date:
November      , 2019 (expected to be November 5, 2019).  If the maturity date falls on a day that is not a business day, the payment to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if made on the maturity date, and no additional interest will accrue as a result of such delayed payment.

Maturity payment:	$1,000 per note, plus any accrued and unpaid interest
Variable annual interest payment per note:	For any annual interest payment date, $1,000 multiplied by the variable annual interest rate for that interest payment date
Variable annual interest rate:
For any interest payment date, the sum of the weighted reference stock returns of each reference stock determined as of the valuation date immediately preceding that interest payment date (but not less than 0.00%).

Weighted stock return:	For any reference stock and any valuation date, the product of (a) the reference stock return for that reference stock as of that valuation date and (b) 12.50%
Reference stock return:
For any reference stock and any valuation date,

•      if the cumulative performance for that reference stock as of that valuation date is greater than or equal to zero:

7.50% to 8.10% (to be determined on the pricing date); or

•      if the cumulative performance for that reference stock as of that valuation date is less than zero:

the cumulative performance as of that valuation date (which will be negative), but in no case below –30.00%

Cumulative performance:
For any reference stock and any valuation date, the percentage change in the closing price of one share of that reference stock from the pricing date to that valuation date, calculated as:

current share price – initial share price
initial share price

Initial share price:
For any reference stock, the closing price of one share of that reference stock on the pricing date, subject to certain adjustments as described under “Description of the Notes—Dilution and Reorganization Adjustments”.

Current share price:	For any reference stock and any valuation date, the closing price of one share of that reference stock on that valuation date.
Valuation dates:
Expected to be October 29, 2014, October 29, 2015, October 31, 2016, October 30, 2017, October 29, 2018 and October 29, 2019.  Each scheduled valuation date is subject to postponement for a given reference stock if such date is not a scheduled trading day or a market disruption event occurs with respect to that reference stock, as described under “Description of the Notes—Consequences of a Market Disruption Event; Postponement of a Valuation Date” below.

Interest payment dates:	The fifth business day after the applicable valuation date, except that the final interest payment date will be the maturity date.

Underlying basket:	Bloomberg Ticker Symbol	Issuer of a Reference Stock	Weighting	Exchange Listing	Initial Share Price1
	CELG UQ	Celgene Corporation	12.50%	NASDAQ GS	$
	BMY UN	Bristol-Myers Squibb Company	12.50%	NYSE	$
	CVS UN	CVS Caremark Corporation	12.50%	NYSE	$
	GILD UW	Gilead Sciences, Inc.	12.50%	NASDAQ GS	$
	UNH UN	UnitedHealth Group Incorporated	12.50%	NYSE	$
	WAG UN	Walgreen Co.	12.50%	NYSE	$
	TGT UN	Target Corporation	12.50%	NYSE	$
	AMGN UW	Amgen Inc.	12.50%	NASDAQ GS	$
	1 The initial share price for each reference stock will be determined on the pricing date.
Business day:
Any day that is not a Saturday, a Sunday or a day on which the securities exchanges, bank institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close

Redemption:	The notes are not subject to redemption at the option of Citigroup or the holders of the notes.
Listing:	The notes will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the notes unless you are willing to hold them to maturity.
Calculation Agent:	CGMI
CUSIP:	1730T0B57
ISIN:	US1730T0B571

RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities in that the variable annual interest rate payable on the notes, which may be zero, will be based on the performance of the underlying basket from the pricing date to the applicable valuation date (as measured solely on those two dates), an investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the closing price of the reference stocks and other events that are difficult to predict and beyond our control.  You should read the risk factors below together with the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

The Variable Annual Interest Rate Is Limited and May be Zero

The variable annual interest rate payable on the notes will vary based on the performance of the underlying basket from the pricing date to the relevant valuation date.  The variable annual interest rate will be paid at a rate that may be as low as 0.00% but never higher than 7.50% to 8.10% (to be determined on the pricing date) of the principal amount per annum. You should understand how the variable annual interest rate will be calculated before investing in the notes. If the sum of the weighted reference stock returns is less than or equal to 0.00% as calculated on a valuation date, you will not receive any interest payment on the corresponding interest payment date.  You should consider carefully whether an investment that does not guarantee regular payment of interest is appropriate for you.

Negative Returns May Potentially Have a Greater Effect Than Positive Returns, Which Makes the Notes Particularly Vulnerable to One or Two Poorly Performing Reference Stocks

While the reference stock return for each appreciating reference stock will be 7.50% to 8.10% (to be determined on the pricing date), regardless of the actual cumulative performance of that reference stock, the reference stock return for each depreciating reference stock may be as low as -30.00%.  Therefore, when the weighted reference stock returns of the reference stocks are added together in order to determine the variable annual interest rate, the negative contribution of depreciating reference stocks may potentially be significantly greater than the positive contribution of appreciating reference stocks.  Because of this asymmetry, it is possible that the sum of the weighted reference stock returns will be negative, resulting in a variable annual interest rate of zero, even though the average cumulative performance of the reference stocks is positive.

As a result of this asymmetry, any one reference stock that performs poorly can significantly diminish your potential interest payments.  For example, if one reference stock declines by 30.00% or more from the pricing date to the applicable valuation date, the maximum possible variable annual interest rate determined on that valuation date is 2.8125% to 3.3375% (to be determined on the pricing date), and that rate would be achieved only if all other reference stocks have appreciated.  Furthermore, if any two reference stocks decline by 30.00% or more each, the variable annual interest rate will be 0.00%, even if all of the other reference stocks experience significant appreciation.

The Variable Annual Interest Rate on the Notes Depends on the Cumulative, not Annual, Performance of Each Reference Stock

The variable annual interest rate is based on the cumulative performance of each reference stock, measured as the percentage change in the closing price of each reference stock from the pricing date to the relevant valuation date.  This percentage change is different from, and may be less than, the percentage change of the closing price of a reference stock between two valuation dates.  Correspondingly, the resulting variable annual interest rate applicable to each valuation date may be less than if the performance of each reference stock were measured on an annual basis.

The Yield on the Notes May Be Lower Than the Yield On a Standard Debt Security of Comparable Maturity

The notes will pay interest, if any, annually at the applicable variable annual interest rate. The applicable variable annual interest rate will depend on the performance of each of the reference stocks. The variable annual interest rate will likely vary from year to year and may be as low as 0.00%. As a result, the effective yield on your notes may be less than that which would be payable on a convention fixed-rate debt security of Citigroup of comparable maturity.

There is no assurance that you will receive any interest payment over the term of the notes.  Although the notes provide for the repayment of the stated principal amount at maturity regardless of the performance of the underlying basket, you may nevertheless suffer a loss on your investment in the notes, in real value terms, if you do not receive a positive return on the notes.  This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive return.

Even if you do receive a positive return on your investment in the notes, there can be no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the return you could have achieved on a conventional debt security of Citigroup Inc. of comparable maturity. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on conventional debt securities, is appropriate for you.

The Notes Are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to Its Credit Ratings and Credit Spreads May Adversely Affect the Value of the Notes

Any payment on the notes will be made by Citigroup and therefore is subject to the credit risk of Citigroup.  If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any decline, or anticipated decline, in our credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

The Reference Stocks Are Subject to Certain Common Concentrated Risks

The issuers of each of the reference stocks are companies that derive a substantial (but varying) portion of their revenues from U.S. health and fitness spending, broadly defined.  Accordingly, those issuers will be subject to certain common risks, which may cause all to perform poorly at once, resulting in a variable annual interest rate of zero.

The Reference Stocks May Not Be Correlated With Each Other

Although the issuers of the reference stocks derive a substantial (but varying) portion of their revenues from U.S. health and fitness spending, broadly defined, they operate in different industries and, in any event, will be subject to idiosyncratic risks.  The reference stock issuers derive a substantial portion of their revenues from the development or distribution of pharmaceutical products and include two operators of retail drug stores, a diversified health insurance company, four biotechnology and pharmaceutical companies and an operator of a consumer retail chain of stores that sells, among other products, goods related to health and fitness products.  Accordingly, at a time when certain reference stocks perform favorably, other reference stocks may perform unfavorably because the reference stock issuers operate in different industries.  The reference stocks with unfavorable performance will offset the favorable performance of the other reference stocks, resulting in a variable annual interest rate that may be low or zero.  See “—Negative Returns May Potentially Have a Greater Effect Than Positive Returns, Which Makes the Notes Particularly Vulnerable to One or Two Poorly Performing Reference Stocks” above. The fact that we are providing a basket linked to the reference stocks does not indicate that we believe the reference stocks are or are not correlated with each other. An investor should review the publicly available information regarding the issuers of the reference stocks to reach one’s own independent conclusion as to the relationship between each of the reference stocks and in order to evaluate any other characteristics related to the issuers of the reference stocks. Neither we nor any of our respective subsidiaries makes any representation to you as to the characteristics of the reference stocks or any relationship or correlation among each of the reference stocks. See “Description of the Reference Stocks” in this pricing supplement.

The Notes Will Not Be Listed on Any Securities Exchange and You May Not Be Able to Sell Your Notes Prior to Maturity

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis.  Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity.  Accordingly, an investor must be prepared to hold the notes until maturity.

The Estimated Value of the Notes on the Pricing Date, Based on CGMI’s Proprietary Pricing Models and Our Internal Funding Rate, Will Be Less than the Issue Price

The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price.  These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes.  These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you.  The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes.  See “The Estimated Value of the Notes Would Be Lower if it Were Calculated Based on Our Secondary Market Rate” below.

The Estimated Value of the Notes Was Determined for Us by Our Affiliate Using Proprietary Pricing Models

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the reference stocks and any positive or negative correlation between each of the reference stocks and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours.  Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes.  Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes.  You should not invest in the notes because of the estimated value of the notes.  Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

The Estimated Value of the Notes Would be Lower if it Were Calculated Based on Our Secondary Market Rate

The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate.  If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt notes, and our liquidity needs and preferences.  Our internal funding rate is not the same as the rate at which interest is payable on the notes.

The Estimated Value of the Notes Is Not an Indication of the Price, if any, at which CGMI or Any Other Person May Be Willing to Buy the Notes from You in the Secondary Market

Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor.  Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used.  In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the notes will be less than the issue price.

The Price at Which You May Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of the notes in any secondary market at any time will be affected by the performance of the underlying basket and each of the reference stocks at that time and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the value of the notes of a change in a specific factor, assuming all other conditions remain constant.

The Performance of the Reference Stocks.  We expect that the value of the notes at any time will depend substantially on the performance of each of the reference stocks.  The price of each reference stock will be influence by the results of operations of the issuer of that reference stock and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally or the market segment in which all of the reference stocks are a part. Our, or our counterparties’, hedging activity in any of the reference stocks, the issuance of other securities similar to the notes and trading and other activities by us, our affiliate or other market participants can also affect the price of each of the reference stocks.

Volatility of the Reference Stocks.  Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the reference stocks generally changes, the value of the notes may change.

Dividend Yield on the Reference Stocks. If the dividend yield on each of the reference stocks increases, we expect that the value of the notes may decrease. You will not be entitled to receive any dividends paid on each of the reference stocks. If the dividend yields of the reference stocks increases, the value of the notes may decrease as the notes do not provide you with the right to receive any dividends.

Correlation of the Reference Stocks.  The value of the notes will be affected by changes in the correlation among the reference stocks.  If the reference stocks become less correlated, the value of the notes is likely to decline.

Interest Rates.  We expect that the value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the notes may decrease.

Time Premium or Discount.  As a result of a “time premium” or “discount,” the notes may trade at a value above or below that which would be expected based on the level of interest rates and the performance of the underlying basket, which disparity is expected to be larger the longer the time remaining to the maturity of the notes. A “time premium” or “discount” results from expectations concerning the performance of the underlying basket during the period prior to the maturity of the notes. However, as the time remaining to maturity decreases, this “time premium” or “discount” may diminish, increasing or decreasing the value of the notes.

Creditworthiness of Citigroup Inc. Actual or anticipated changes in our creditworthiness, as reflected in our secondary market rate, may affect the value of the notes. The notes are subject to our credit risk.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the value of the notes attributable to another factor.

Immediately Following Issuance, any Secondary Market Bid Price Provided by CGMI, and the Value that Will Be Indicated on Any Brokerage Account Statements Prepared by CGMI or its Affiliates, Will Reflect a Temporary Upward Adjustment

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period.  See “Valuation of the Notes” in this pricing supplement.

Investing in the Notes Is Not Equivalent to Investing in the Reference Stocks

Investing in the notes is not equivalent to investing in the reference stocks.  Holders of the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Reference Stocks.  While the variable annual interest rate you receive will depend on the performance of each of the Reference Stocks, it will not track the performance of each of the Reference Stocks.

The Historical Performance of the Reference Stocks Are Not an Indication of Their Future Performance

The historical performance of the reference stocks, which is included in this pricing supplement, should not be taken as an indication of their future performances during the term of the notes.

An Adjustment Will Not Be Made for All Events that May Have a Dilutive Effect On or Otherwise Adversely Affect the Prices of the Reference Stocks

In general, an adjustment will not be made under the terms of the notes for any cash dividend paid on a reference stock unless the amount of the dividend per share of that reference stock, together with any other dividends paid in the same quarter, exceeds the dividend paid per share of that reference stock in the most recent quarter by an amount equal to at least 10% of the closing price of the shares of that reference stock on the date of declaration of the dividend.  Any dividend will reduce the closing price of the shares of that reference stock by the amount of the dividend per share of that reference stock.  If the issuer of a reference stock pays any dividend for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected.

For example, Citigroup will not make any adjustment for ordinary dividends, extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the reference stocks.  Moreover, the adjustments Citigroup does make may not fully offset the dilutive or adverse effect of the particular event.  Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the reference stocks would not.

Our Offering of the Notes is not a Recommendation of the Underlying Basket or the Economic Sector in Which the Reference Stocks Operate

The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the reference stocks or the sectors in which the reference stocks operate is likely to achieve favorable returns.  In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the reference stocks or in instruments related to the reference stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the reference stocks.  These and other activities of our affiliates may adversely affect the prices of the reference stocks and may have a negative impact on your interests as a holder of the notes.

You Will Have No Rights Against Any Reference Stock Issuer

You will have no rights as a holder of the notes against any of the reference stock issuers, even though the market value of the notes is expected to depend on the closing prices of the reference stocks comprising the underlying basket, and the variable annual interest rate payable (which may be zero) on any interest payment date is linked to the current share price of each of such reference stocks on the relevant valuation date. The reference stock issuers are not involved in the offering of the notes and have no obligations relating to the notes. In addition, you will have no voting rights and will not receive dividends or other distributions, if any, with respect to any of the reference stocks.

We May Have Economic Interests that Are Adverse to Yours as a Result of Our Affiliates’ Business Activities.

Our affiliates may currently or from time to time engage in business with the issuers of the reference stocks, including extending loans to, making equity investments in or providing advisory services to those issuers.  In the course of this business, our affiliates may acquire non-public information about those issuers, which we will not disclose to you.  Moreover, if any of our affiliates is or becomes a creditor of any of those issuers, they may exercise any remedies against that issuer that are available to them without regard to your interests.

If any Reference Stock is Delisted, We May Call the Notes Prior to Maturity for An Amount That May Be Less than the Stated Principal Amount

If we exercise this call right, you will receive the amount described under “Description of the Notes—Delisting of a Reference Stock” in this pricing supplement.  This amount may be less, and possibly significantly less, than the stated principal amount of the notes.

The Notes May Become Linked to Shares of an Issuer Other Than the Issuer of the Original Reference Stock upon the Occurrence of a Reorganization Event or Upon the Delisting of a Reference Stock

For example, if the issuer of a reference stock enters into a merger agreement that provides for holders of its common stock to receive stock of another entity, the stock of such other entity will become the common stock represented by the reference stock for all purposes of the notes upon consummation of the merger.  Additionally, if a reference stock is delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares representing the common stock of another issuer to be a successor reference stock.  See “Description of the Notes—Dilution and Reorganization Adjustments” and “—Delisting of a Reference Stock” in this pricing supplement.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Notes

CGMI, the calculation agent, is an affiliate of ours. As calculation agent, CGMI will determine, among other things, the initial share price, the current share price, the cumulative performance, the reference stock return and the variable annual interest rate and will calculate the variable annual interest rate payable on the notes. Determinations made by CGMI in its capacity as calculation agent, including with respect to dilution adjustments, the occurrence or non-occurrence of market disruption events and the calculation of the current share price in the event of a market disruption event, may adversely affect the variable annual interest rate payable on the notes.

Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Notes

One or more of our affiliates expect to hedge our obligations under the notes and will carry out hedging activities related to the notes (and other instruments linked to the reference stocks comprising the underlying basket), including trading in the reference stocks and/or in instruments, such as options, swaps or futures related to the reference stocks. Our affiliates also trade in the reference stocks and other financial instruments related to the reference stocks on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share prices of the reference stocks and, as a result, could increase the price at which the reference stocks must close on the applicable valuation date before an investor receives a positive variable annual interest rate on such valuation date. Additionally, such hedging or trading activities during the term of the notes, including on any valuation date, could adversely affect the closing prices of the reference stocks on the applicable valuation date and, accordingly, the amount of the variable annual interest rate an investor will receive on the relevant interest payment date.

DESCRIPTION OF THE NOTES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the Notes. The description in this pricing supplement of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for December 20, 2012 on the SEC Web site):

▪	Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000119312512509203/d448811d424b2.htm

General

The Variable Coupon Notes Linked to a Basket of Eight Stocks due November     , 2019 (the “Notes”) are investments that pay interest at a variable annual rate (which may be zero) based on an equally-weighted basket (“Underlying Basket”) of the following eight stocks (each, a “Reference Stock” and collectively, the “Reference Stocks”):

Bloomberg Ticker Symbol	Reference Stock Issuer	Weighting	Exchange Listing	Initial Share Price
CELG UQ	Celgene Corporation	12.50%	NASDAQ GS	$
BMY UN	Bristol-Myers Squibb Company	12.50%	NYSE	$
CVS UN	CVS Caremark Corporation	12.50%	NYSE	$
GILD UW	Gilead Sciences, Inc.	12.50%	NASDAQ GS	$
UNH UN	UnitedHealth Group Incorporated	12.50%	NYSE	$
WAG UN	Walgreen Co.	12.50%	NYSE	$
TGT UN	Target Corporation	12.50%	NYSE	$
AMGN UW	Amgen Inc.	12.50%	NASDAQ GS	$

The Variable Annual Interest Rate will likely vary from year to year and may be as low as 0.00% but never higher than 7.50% to 8.10% per annum (to be determined on the pricing date).  You should understand how the Variable Annual Interest Rate will be calculated before investing in the Notes.

The Notes will mature on November     , 2019 (expected to be November 5, 2019) (the “Maturity Date”) and do not provide for earlier redemption by you or by us.  At maturity you will receive for each Note you then hold an amount in cash equal to $1,000 plus the final variable annual interest payment, if any.

The Notes are unsecured senior debt securities issued by Citigroup Inc.  The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Each Note represents a stated principal amount of $1,000.  You may transfer the Notes only in units of $1,000 and integral multiples of $1,000.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the Notes by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the Notes through the accounts those systems maintain with DTC.  You should refer to the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Payment of Interest

The amount of each interest payment per Note will equal the product of (a) $1,000 and (b) the Variable Annual Interest Rate for the applicable Interest Payment Date.  Interest will be payable to the persons in whose names the Notes are registered at the close of business on the Business Day immediately preceding the applicable Interest Payment Date, except that the final interest payment will be payable to the persons who receive the payment at maturity.

The “Variable Annual Interest Rate” for any Interest Payment Date will equal the sum of the Weighted Reference Stock Returns of each Reference Stock determined as of the Valuation Date immediately preceding that Interest Payment Date (but will not be less than zero).

The “Weighted Reference Stock Return” for a Reference Stock as of any Valuation Date will be equal to the product of (a) the Reference Stock Return for that Reference Stock as of that Valuation Date and (b) 12.50%.

The “Reference Stock Return” for a Reference Stock determined as of any Valuation Date will equal:

•     if the Cumulative Performance for that Reference Stock as of that Valuation Date is greater than or equal to zero:

7.50% to 8.10% (to be determined on the Pricing Date); or

•     if the Cumulative Performance for that Reference Stock as of that Valuation Date is less than zero:

the Cumulative Performance as of that Valuation Date (which will be negative), but in no case below –30.00%.

The “Cumulative Performance” of a Reference Stock as of any Valuation Date will equal the percentage change in the Closing Price of one share of that Reference Stock from the Pricing Date to that Valuation Date, calculated as:

Current Share Price – Initial Share Price
Initial Share Price

The “Initial Share Price” of a Reference Stock will equal the Closing Price of one share of that Reference Stock on the Pricing Date, subject to certain adjustments as described under “—Dilution and Reorganization Adjustments” below.

The “Current Share Price” of a Reference Stock on any Valuation Date will equal the Closing Price of one share of that Reference Stock on that Valuation Date.

A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

The “Valuation Dates” are expected to be October 29, 2014, October 29, 2015, October 31, 2016, October 30, 2017, October 29, 2018 and October 29, 2019.  Each scheduled Valuation Date is subject to postponement for a given Reference Stock if such date is not a Scheduled Trading Day or a Market Disruption Event occurs with respect to that Reference Stock, as described under “—Consequences of a Market Disruption Event; Postponement of a Valuation Date” below.

The “Interest Payment Dates” will be the fifth Business Day after the applicable Valuation Date, except that the final Interest Payment Date will be the Maturity Date.  If a Valuation Date for any Reference Stock is postponed as described under “—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and different Reference Stocks have different Valuation Dates as a result, the applicable Interest Payment Date will be the fifth Business Day after the latest Valuation Date, except that the final Interest Payment Date will be the Maturity Date.

The “Calculation Agent” means Citigroup Global Markets Inc. (“CGMI”).

The “Closing Price” of any Reference Stock (or any other security in the circumstances described under “—Dilution and Reorganization Adjustments” below) on any date of determination will be:

(1) if the applicable security is listed or admitted to trading on a U.S. national securities exchange on that date of determination, the last reported sale price, regular way (or, in the case of The NASDAQ Stock Market, the official closing price), of the principal trading session on such date of the Exchange for such security or, if such price is not available on the Exchange for such security, on any other U.S. national securities exchange on which such security is listed or admitted to trading, or

(2) if such security is not listed or admitted to trading on a U.S. national securities exchange on that date of determination and such security is issued by a non-U.S. issuer, the last reported sale price, regular way, of the principal trading session on such date of the Exchange for such security (converted into U.S. dollars as provided under “—Dilution and Reorganization Adjustments” below), in each case as determined by the Calculation Agent.  If no such price is available pursuant to clauses (1) or (2) above, the Closing Price of such security on the applicable date of determination will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the security obtained from as many dealers in such security (which may include CGMI or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent.  If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  If a Market Disruption Event occurs with respect to the applicable security on the applicable date of determination, the Calculation Agent may, in its sole discretion, determine the Closing Price of such security on such date either (x) pursuant to the two immediately preceding sentences or (y) if available, pursuant to clauses (1) or (2) above.

The “Exchange” for any Reference Stock or any other security means the principal U.S. national securities exchange on which trading in the applicable Reference Stock or security occurs (or, if the applicable Reference Stock or security is not listed or admitted to trading on a U.S. national securities exchange, is issued by a non-U.S. issuer and is listed or admitted to trading on a non-U.S. exchange or market, the principal non-U.S. exchange or market on which the applicable Reference Stock is listed or admitted to trading), as determined by the Calculation Agent.

Consequences of a Market Disruption Event; Postponement of a Valuation Date

If a Market Disruption Event occurs with respect to any Reference Stock on any scheduled Valuation Date, the Calculation Agent may, but is not required to, postpone the Valuation Date for that Reference Stock to the next succeeding Scheduled Trading Day for that Reference Stock on which a Market Disruption Event does not occur with respect to that Reference Stock; provided that the Valuation Date may not be postponed for more than five consecutive Scheduled Trading Days for the applicable Reference Stock or, in any event, past the Scheduled Trading Day for the applicable Reference Stock immediately preceding the Maturity Date.  In addition, if any scheduled Valuation Date is not a Scheduled Trading Day for any Reference Stock, the Valuation Date for that Reference Stock will be postponed to the earlier of (i) the next succeeding day that is a Scheduled Trading Day for that Reference Stock and (ii) the Business Day immediately preceding the Maturity Date.  The postponement of a Valuation Date for any Reference Stock will not affect the Valuation Date of any other Reference Stock.

If a Market Disruption Event occurs with respect to the applicable Reference Stock on any Valuation Date and the Calculation Agent does not postpone the Valuation Date, or if any Valuation Date is postponed for any reason to the last date to which it may be postponed, in each case as described above, then any Closing Price to be determined on such date will be determined as set forth in the definition of “Closing Price.”

Under the terms of the Notes, the Calculation Agent will be required to exercise discretion in determining (i) whether a Market Disruption Event has occurred with respect to the applicable Reference Stock; (ii) if a Market Disruption Event occurs with respect to the applicable Reference Stock, whether to postpone a Valuation Date for that Reference Stock as a result of such Market Disruption Event; and (iii) if a Market Disruption Event occurs with respect to the applicable Reference Stock on a date on which the Closing Price of the applicable Reference Stock is determined and the Closing Price of the applicable Reference Stock is available pursuant to clauses (1) or (2) of the definition of “Closing Price,” whether to determine such Closing Price by reference to such clauses (1) or (2) or by reference to the alternative procedure described in the definition of “Closing Price.”  In exercising this discretion, the Calculation Agent will be required to act in good faith and using its reasonable judgment, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our ability or the ability of our hedging counterparty, which may be an affiliate of ours, to adjust or unwind all or a material portion of any hedge with respect to the Notes.

Certain Definitions

The “Closing Time” with respect to any Reference Stock or other security, on any day, means the Scheduled Closing Time (as defined below) of the Exchange for the applicable Reference Stock or other security on such day or, if earlier, the actual closing time of such Exchange on such day.

An “Exchange Business Day” for any Reference Stock or other security means any day on which the Exchange and each Related Exchange for the applicable Reference Stock or other security are open for trading during their respective regular trading sessions, notwithstanding any such Exchange or Related Exchange closing prior to its Scheduled Closing Time.

A “Market Disruption Event” means, with respect to any Reference Stock (or any other security for which a Closing Price must be determined), as determined by the Calculation Agent,

(1)           the occurrence or existence of any suspension of or limitation imposed on trading by the Exchange for such security or otherwise (whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise) relating to such security on such Exchange, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(2)           the occurrence or existence of any suspension of or limitation imposed on trading by any Related Exchange for such security or otherwise (whether by reason of movements in price exceeding limits permitted by the Related Exchange or otherwise) in futures or options contracts relating to such security, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(3)           the occurrence or existence of any event (other than an Early Closure (as defined below)) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, such security on the Exchange for such security, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(4)           the occurrence or existence of any event (other than an Early Closure) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to such security on any Related Exchange for such security, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(5)           the closure on any Exchange Business Day of the Exchange or any Related Exchange for such security prior to its Scheduled Closing Time unless such earlier closing time is announced by such Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Exchange or Related Exchange on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the Exchange or Related Exchange system for execution at the Closing Time on such Exchange Business Day (an “Early Closure”); or

(6)           the failure of the Exchange or any Related Exchange for such security to open for trading during its regular trading session.

A “Related Exchange” for the applicable Reference Stock or any other security means any exchange where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the applicable Reference Stock or other security.

The “Scheduled Closing Time” on any day for any Exchange or Related Exchange is the scheduled weekday closing time of such Exchange or Related Exchange on such day, without regard to after hours or any other trading outside of the regular trading session hours.

A “Scheduled Trading Day” for any Reference Stock means a day, as determined by the Calculation Agent, on which the Exchange, if any, and each Related Exchange, if any, for the applicable Reference Stock are scheduled to be open for trading for their respective regular trading sessions.  If on any relevant date the applicable Reference Stock has neither an Exchange nor a Related Exchange, then, a Scheduled Trading Day shall mean a Business Day.  Notwithstanding the foregoing, the Calculation Agent may, in its sole discretion, deem any day on which a Related Exchange for the Reference Stock is not scheduled to be open for trading for its regular trading session, but on which the Exchange for the applicable Reference Stock is scheduled to be open for trading for its regular trading session, to be a Scheduled Trading Day.

Dilution and Reorganization Adjustments

If certain events occur that affect any Reference Stock, the Initial Share Price with respect to such Reference Stock will be subject to adjustment as described below.  In addition, if a Reorganization Event (as defined below) or certain other events occur with respect to a Reference Stock, other securities or property may be substituted for the original Reference Stock for purposes of determining the Closing Price of one share of that Reference Stock on and after the Adjustment Date for such event.  Any of these adjustments could have an impact on the amount of your payment at maturity.  CGMI, as Calculation Agent, will be responsible for the calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.  The adjustments described below will be effected for events that have an applicable Adjustment Date from but excluding the Pricing Date to and including the final Valuation Date.

No adjustments will be required other than those specified below. The adjustments specified in this section do not cover all events that could have a dilutive or adverse effect on the Reference Stocks during the term of the Notes.  See “Risk Factors Relating to the Notes—An Adjustment Will Not Be Made for All Events that May Have a Dilutive Effect On or Otherwise Adversely Affect the Prices of the Reference Stocks.”

For purposes of this section, (i) in the case of shares of a Reference Stock that are shares of a company, we use the term “Underlying Units” to refer to the applicable shares, and references to “each” or “one” Underlying Unit are to each or one share and (ii) in the case of shares of a Reference Stock that are American Depositary Shares (“ADSs”), we use the term “Underlying Units” to refer to the ordinary shares represented by such ADSs, and references to “each” or “one” Underlying Unit are to each or one such ordinary share.

With respect to shares of a Reference Stock that are ADSs, the adjustments described below will not be made (i) if holders of the ADSs are not eligible to participate in the applicable transaction or event or (ii) if, and to the extent that, the Calculation Agent determines in its sole discretion that the Underlying Share Issuer (as defined below) or the depositary for the ADSs has made an adjustment to the number of ordinary shares represented by each ADS that corresponds to the adjustment that would otherwise be made as described below.

In this section, the term “Underlying Share Issuer” means the issuer of the shares of any Reference Stock, except that, in the case of ADSs, the term Underlying Share Issuer means the issuer of the ordinary shares underlying such ADSs.

The Calculation Agent will have the discretion not to make any of the adjustments described below or to modify any of the adjustments described below if it determines that such adjustment would not be made in any relevant market for options or futures contracts relating to the applicable Reference Stock or that any adjustment made in such market would materially differ from the relevant adjustment described below.

Stock Dividends, Stock Splits and Reverse Stock Splits

If any Underlying Share Issuer:

(1) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case of Underlying Units with respect to its Underlying Units (excluding any share dividend or distribution for which the number of shares paid or distributed is based on a fixed cash equivalent value (“Excluded Share Dividends”)),

(2) subdivides or splits its outstanding Underlying Units into a greater number of shares or

(3) combines its outstanding Underlying Units into a smaller number of shares,

then, in each of these cases, the Initial Share Price with respect to the applicable Reference Stock will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of Underlying Units of such Underlying Share Issuer outstanding immediately prior to the open of business on the applicable Adjustment Date and (ii) the denominator of which will be the number of such Underlying Units outstanding immediately after giving effect to such event.

Issuance of Certain Rights or Warrants

If any Underlying Share Issuer issues, or declares a record date in respect of an issuance of, rights or warrants, in each case to all holders of its Underlying Units entitling them to subscribe for or purchase such Underlying Units at a price per share less than the Then-Current Market Price of such Underlying Units, other than Excluded Rights (as defined below), then, in each case, the Initial Share Price with respect to the applicable Reference Stock will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of such Underlying Units outstanding immediately prior to the open of business on the applicable Adjustment Date, plus the number of additional Underlying Units which the aggregate offering price of the total number of Underlying Units offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of such Underlying Units (which will be determined by multiplying the total number of Underlying Units so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price) and (ii) the denominator of which will be the number of such Underlying Units outstanding immediately prior to the open of business on the applicable Adjustment

Date, plus the number of additional Underlying Units offered for subscription or purchase pursuant to the rights or warrants.  To the extent that, prior to the date of any affected payment on the Notes, after the expiration of the rights or warrants, the applicable Underlying Share Issuer publicly announces the number of Underlying Units with respect to which such rights or warrants have been exercised and such number is less than the aggregate number offered, the Initial Share Price with respect to such Reference Stock will be further adjusted to equal the Initial Share Price which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of Underlying Units for which such rights or warrants were actually exercised.

“Excluded Rights” means (i) rights to purchase Underlying Units pursuant to a plan for the reinvestment of dividends or interest and (ii) rights that are not immediately exercisable, trade as a unit or automatically with the Underlying Units and may be redeemed by the Underlying Share Issuer.

The “Then-Current Market Price” of any Underlying Units, for the purpose of applying any dilution adjustment, means the average Closing Price per such Underlying Unit (determined in the case of ADSs by dividing the Closing Price of such ADSs by the number of Underlying Units then represented by one such ADS) for the ten Scheduled Trading Days ending on the Scheduled Trading Day immediately preceding the related Adjustment Date.  For purposes of determining the Then-Current Market Price, if a Market Disruption Event occurs with respect to the applicable Reference Stock on any such Scheduled Trading Day, the Calculation Agent may disregard the Closing Price on such Scheduled Trading Day for purposes of calculating such average; provided that the Calculation Agent may not disregard more than five Scheduled Trading Days in such ten–Scheduled Trading Day period.

Spin-offs and Certain Other Non-Cash Distributions

If any Underlying Share Issuer (a) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of its Underlying Units, of any class of its capital stock, the capital stock of one or more of its subsidiaries (excluding any capital stock of a subsidiary in the form of Marketable Securities (as defined below)), evidences of its indebtedness or other non-cash assets or (b) issues to all holders of its Underlying Units, or declares a record date in respect of an issuance to all holders of its Underlying Units of, rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, in each case excluding any share dividends or distributions referred to above, Excluded Share Dividends, any rights or warrants referred to above, Excluded Rights and any reclassification referred to below, then, in each of these cases, the Initial Share Price with respect to the applicable Reference Stock will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the Then-Current Market Price of one such Underlying Unit less the fair market value as of open of business on the Adjustment Date of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one Underlying Unit of such Underlying Share Issuer and (ii) the denominator of which will be the Then-Current Market Price of one such Underlying Unit.  If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of the applicable Underlying Units consists, in whole or in part, of Marketable Securities (other than Marketable Securities of a subsidiary of the applicable Underlying Share Issuer), then the fair market value of such Marketable Securities will be determined by the Calculation Agent by reference to the Closing Price of such capital stock.  The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Inc., whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or issuance to which the immediately preceding paragraph would otherwise apply, the numerator in the fraction referred to in such paragraph is less than $1.00 or is a negative number, then Citigroup Inc. may, at its option, elect to have the adjustment to the Initial Share Price with respect to the applicable Reference Stock provided by such paragraph not be made and, in lieu of this adjustment, the Closing Price of such Reference Stock on any date of determination thereafter will be deemed to be equal to the sum of (i) the Closing Price of such Reference Stock on such date and (ii) the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of open of business on the Adjustment Date, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Inc., whose determination will be final) so distributed or issued applicable to one share of Reference Stock.  In the case of ADSs, the capital stock, evidences of indebtedness, assets, rights or warrants applicable to one share is equal to the capital stock, evidences of indebtedness, assets, rights or warrants applicable to one ordinary share represented by such ADSs multiplied by the number of such ordinary shares represented by one such ADS.

If any Underlying Share Issuer declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of its Underlying Units of the capital stock of one or more of its subsidiaries in the form of Marketable Securities, the Closing Price of the applicable Reference Stock on any date of determination from and after open of business on the Adjustment Date will in each case equal the Closing Price of such Reference Stock plus the product of (i) the Closing Price of such shares of subsidiary capital stock on such date and (ii) the number of shares of such subsidiary capital stock distributed per share of Reference Stock.  In the case of ADSs, the number of shares of such subsidiary capital stock distributed per share is equal to the number of such shares distributed per ordinary share represented by such ADS multiplied by the number of such ordinary shares represented by one such ADS.  In the event an adjustment pursuant to this paragraph occurs, following such adjustment, the adjustments described in this section “—Dilution and Reorganization Adjustments” will also apply to such subsidiary capital stock if any of the events described in this section “—Dilution and Reorganization Adjustments” occurs with respect to such capital stock.

Certain Extraordinary Cash Dividends

If any Underlying Share Issuer declares a record date in respect of a distribution of cash, by dividend or otherwise, to all holders of its Underlying Units, other than (a) any Permitted Dividends described below, (b) any cash distributed in consideration of fractional shares of the Underlying Units and (c) any cash distributed in a Reorganization Event referred to below, then in each case the Initial Share Price with respect to the applicable Reference Stock will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the Then-Current Market Price of the applicable Underlying Units less the amount of the distribution applicable to one Underlying Unit which would not be a Permitted Dividend (such amount, the “Extraordinary Portion”) and (ii) the denominator of which will be the Then-Current Market Price of the applicable Underlying Units.  In the case of an Underlying Share Issuer that is organized outside the United States, in order to determine the Extraordinary Portion, the amount of the distribution will be reduced by any applicable foreign withholding taxes that would apply to dividends or other distributions paid to a U.S. person that claims any reduction in such taxes to which a U.S. person would generally be entitled under an applicable U.S. income tax treaty, if available.

A “Permitted Dividend” is (1) any distribution of cash, by dividend or otherwise, to all holders of the applicable Underlying Units other than to the extent that such distribution, together with all other such distributions in the same quarterly fiscal period of the applicable Underlying Share Issuer with respect to which an adjustment to the Initial Share Price under this section “—Certain Extraordinary Cash Dividends” has not previously been made, per Underlying Unit exceeds the sum of (a) the immediately preceding cash dividend(s) or other cash distribution(s) paid in the immediately preceding quarterly fiscal period, if any, per Underlying Unit and (b) 10% of the Closing Price of the Underlying Units (determined in the case of ADSs by dividing the Closing Price of such ADSs by the number of Underlying Units then represented by one such ADS) on the date of declaration of such distribution, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the applicable Underlying Units have the option to receive either a number of Underlying Units or a fixed amount of cash.  If the applicable Underlying Share Issuer pays a dividend on an annual basis rather than a quarterly basis, the Calculation Agent will make such adjustments to this provision as it deems appropriate.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the first paragraph under this section“—Certain Extraordinary Cash Dividends” would otherwise apply, the numerator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Inc. may, at its option, elect to have the adjustment provided by such paragraph not be made and, in lieu of this adjustment, the Closing Price of the applicable Reference Stock on any date of determination from and after open of business on the Adjustment Date will be deemed to be equal to the sum of (i) the Closing Price of the applicable Reference Stock on such date and (ii) the amount of cash so distributed applicable to one share of Reference Stock.  In the case of ADSs, the amount of cash applicable to one share is equal to the amount of cash applicable to one ordinary share represented by such ADSs multiplied by the number of such ordinary shares represented by one such ADS.

Certain Changes to the Number of Underlying Units Represented by ADSs

With respect to any shares of Reference Stock that are ADSs, if the number of ordinary shares represented by each such ADS changes other than in connection with an event described above in this section “—Dilution and Reorganization Adjustments”, then the Initial Share Price with respect to that Reference Stock will be adjusted proportionately.

Reorganization Events

In the event of any of the following “Reorganization Events” with respect to any Underlying Share Issuer:

•	such Underlying Share Issuer reclassifies its Underlying Units, including, without limitation, in connection with the issuance of tracking stock,

•
any consolidation or merger of such Underlying Share Issuer, or any surviving entity or subsequent surviving entity of such Underlying Share Issuer, with or into another entity, other than a merger or consolidation in which such Underlying Share Issuer is the continuing company and in which the Underlying Units of such Underlying Share

Issuer outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of such Underlying Share Issuer or another issuer,

•	any sale, transfer, lease or conveyance to another company of the property of such Underlying Share Issuer or any successor as an entirety or substantially as an entirety,

•	any statutory exchange of Underlying Units of such Underlying Share Issuer with securities of another issuer, other than in connection with a merger or acquisition,

•	another entity completes a tender or exchange offer for all the outstanding Underlying Units of such Underlying Share Issuer or

•	any liquidation, dissolution or winding up of such Underlying Share Issuer or any successor of such Underlying Share Issuer,

the Closing Price of the applicable Reference Stock on any date of determination from and after the open of business on the Adjustment Date will, in each case, be deemed to be equal to the Transaction Value on such date.  The Calculation Agent will determine in its sole discretion whether a transaction constitutes a Reorganization Event as defined above, including whether a transaction constitutes a sale, transfer, lease or conveyance to another company of the property of the applicable Underlying Share Issuer or any successor “as an entirety or substantially as an entirety.”  The Calculation Agent will have significant discretion in determining what “substantially as an entirety” means and may exercise that discretion in a manner that may be adverse to the interests of holders of the Securities.

The “Transaction Value” will equal (i) for shares of Reference Stock other than ADSs, the sum of (1), (2) and (3) below or (ii) for shares of Reference Stock that are ADSs, the number of ordinary shares of the applicable Underlying Share Issuer represented by each ADS immediately prior to the effective date of the applicable Reorganization Event multiplied by the sum of (1), (2) and (3) below:

(1) for any cash received in a Reorganization Event, the amount of cash received per Underlying Unit,

(2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the effective date of the Reorganization Event of that property received per Underlying Unit, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Inc., whose determination will be final, and

(3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per unit of these Marketable Securities on the applicable date of determination multiplied by the number of these Marketable Securities received per Underlying Unit, plus, in each case, if the applicable shares of Reference Stock continue to be outstanding following the Reorganization Event, the Closing Price of such shares.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the Maturity Date, in each case that are listed on a U.S. national securities exchange.  The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and the final Valuation Date that would have required an adjustment as described above, had it occurred with respect to the Underlying Units or the Underlying Share Issuer.  Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above, as determined by the Calculation Agent.

Notwithstanding the foregoing, in the case of shares of Reference Stock that are ADSs, we will not make any adjustment under this section “—Reorganization Events” if, and to the extent that, the Calculation Agent determines in its sole discretion that the Underlying Share Issuer or the depositary for the ADSs has made an adjustment to the property represented by each ADS that corresponds to the adjustment that would otherwise be made pursuant to this section.

Certain General Provisions

The adjustments described in this section will be effected at the open of business on the applicable date specified below (such date, the “Adjustment Date”):

•	in the case of any dividend, distribution or issuance, on the applicable Ex-Date (as defined below),

•	in the case of any subdivision, split, combination or reclassification, on the effective date thereof,

•	in the case of any Reorganization Event, on the effective date of the Reorganization Event and

•	in the case of any change to the number of Underlying Units represented by each ADS, on the effective date of such change.

All adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Initial Share Price with respect to any Reference Stock will be required unless the adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution or issuance requiring an adjustment as described herein is subsequently canceled by the applicable Underlying Share Issuer, or this dividend, distribution or issuance fails to receive requisite approvals or fails to occur for any other reason, in each case prior to the Maturity Date of the Securities, then, upon such cancellation, failure of approval or failure to occur, the Initial Share Price will be further adjusted to the Initial Share Price that would have then been in effect had adjustment for the event not been made.  All adjustments to any Initial Share Price shall be cumulative, such that if more than one adjustment is required to an Initial Share Price, each subsequent adjustment will be made to the Initial Share Price as previously adjusted.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which the applicable shares of Reference Stock trade in the regular way on their principal market without the right to receive such dividend, distribution or issuance from the Underlying Share Issuer or, if applicable, from the seller on such market (in the form of due bills or otherwise).

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the Calculation Agent may determine.

Delisting of a Reference Stock

If any Reference Stock is delisted from its Exchange (other than in connection with a Reorganization Event) and not then or immediately thereafter listed on another U.S. national securities exchange (a “Delisting Event”), we will have the right, but not the obligation, to call the Notes for redemption on the third Business Day following the last Scheduled Trading Day for the applicable Reference Stock on which it is scheduled to trade on such Exchange; provided that, if public notice of such delisting is not provided at least five Business Days prior to such last Scheduled Trading Day, we may in our reasonable judgment specify a date later than such third Business Day as the date of redemption.

If we exercise this call right, we will redeem each Note for an amount in cash equal to the amount to be received on the Maturity Date, calculated as though the Last Valid Trading Day (as defined below) were the final Valuation Date.  For purposes of the immediately preceding sentence, your final interest payment will be prorated from and including the immediately preceding Interest Payment Date to but excluding the date of redemption.

The “Last Valid Trading Day” means the last Scheduled Trading Day for any Reference Stock on which it is scheduled to trade on its Exchange; provided that, if the Closing Price of the applicable Reference Stock is not available pursuant to clause (1) or (2) of the definition of “Closing Price” or a Market Disruption Event occurs with respect to the applicable Reference Stock on such last Scheduled Trading Day, the Calculation Agent may, but is not required to, deem the Last Valid Trading Day with respect to the applicable Reference Stock to be the first Scheduled Trading Day for the applicable Reference Stock preceding such last Scheduled Trading Day on which such Closing Price was available pursuant to clause (1) or (2) of the definition of “Closing Price” and a Market Disruption Event did not occur with respect to the applicable Reference Stock.

If a Delisting Event occurs and we do not exercise our right to call the Notes pursuant to the immediately preceding paragraph, then the Calculation Agent may, but is not required to, select Successor Shares (as defined below) to be the applicable Reference Stock in accordance with the following paragraphs prior to open of business on the first Scheduled Trading Day for the applicable Reference Stock on which it is no longer listed or admitted to trading on its Exchange (the “Change Date”).

The “Successor Shares” with respect to any Reference Stock will be shares of an Eligible Company (as defined below) selected by the Calculation Agent in its sole discretion from among the shares of the Top Three Eligible Companies.  The “Top Three Eligible Companies” are the three (or fewer, if the Calculation Agent cannot identify three) Eligible Companies whose shares are, in the Calculation Agent’s sole determination, the most comparable to the original applicable Reference Stock, taking into account such factors as the Calculation Agent deems relevant (including, without limitation, market capitalization, dividend history, trading characteristics, liquidity and share price volatility), excluding (i) any shares that are subject to a trading restriction under the trading restriction policies of Citigroup Inc. or any of its affiliates that would materially limit our ability or the ability of any of our affiliates to hedge the Notes with respect to the shares and (ii) any other shares that the Calculation Agent determines, in its sole discretion, not to select as Successor Shares based on legal or regulatory considerations.  An “Eligible Company” is a company that (x) is organized in, or the principal executive office of which is located in, the country in which the applicable original issuer of the Reference Stock is organized or has its principal executive office, (y) has shares that are listed or admitted to trading on the New York Stock Exchange or The NASDAQ Stock Market and (z) has the same Global Industry Classification Standard (“GICS”) sub-industry code as the original applicable issuer of the Reference Stock; provided that, if the Calculation Agent determines that no shares of a company meeting the criteria set forth in clauses (x), (y) and (z) are sufficiently comparable to the original applicable Reference Stock to select as Successor Shares, the Calculation Agent may treat as an Eligible Company any company that meets the criteria set forth in clauses (x) and (y) and has the same GICS industry group code as the original applicable issuer of the Reference Stock; provided, further, that, if the Calculation Agent determines that no shares of a company meeting the criteria set forth in the immediately preceding proviso are sufficiently comparable to the original applicable Reference Stock to select as Successor Shares, the Calculation Agent may treat as an Eligible Company any company that meets the criteria set forth in clauses (y) and (z).  If no GICS sub-industry or industry group code has been assigned to any applicable company, the Calculation Agent may select a GICS sub-industry and industry group code, as applicable, for such company in its sole discretion.

Upon the selection of any Successor Shares by the Calculation Agent, on and after the Change Date, references in this pricing supplement to the applicable Reference Stock will no longer be deemed to refer to the original applicable Reference Stock and will be deemed instead to refer to the applicable Successor Shares for all purposes, and references in this pricing supplement to the applicable issuer of the Reference Stock will be deemed to be to the issuer of such Successor Shares.  Upon the selection of any Successor Shares by the Calculation Agent, on and after the Change Date, the applicable Initial Share Price for the Successor Shares will be equal to the applicable Initial Share Price for the original applicable Reference Stock immediately prior to the Change Date divided by a factor determined by the Calculation Agent in good faith, taking into account, among other things, the Closing Price of the original Reference Stock on the Last Valid Trading Day.  The Initial Share Price for the Successor Shares as so determined will be subject to adjustment for certain corporate events related to the Successor Shares occurring on or after the Change Date in accordance with “—Dilution and Reorganization Adjustments.”

Hypothetical Variable Annual Interest Rate

The tables below present examples of hypothetical Variable Annual Interest Rate on the Notes.  The examples below are for purposes of illustration only and would provide different results if different assumptions were made.  The examples assume a hypothetical maximum Reference Stock Return of 7.50%. The actual Variable Annual Interest Rate will depend on the actual maximum Reference Stock Return, which will be determined on the Pricing Date. The actual Variable Annual Interest Rate applicable to any Interest Payment Date will be determined on the related Valuation Date based on the sum of the Weighted Reference Stock Returns on such date, calculated as described herein.  The numbers appearing in the tables and examples below have been rounded for ease of analysis. The Variable Annual Interest Rate may be zero.

Example 1

Reference Stock	Hypothetical Initial Share Price	Hypothetical Current Share Price	Hypothetical Cumulative Performance	Hypothetical Reference Stock Return	Hypothetical Weighted Reference Stock Return
Celgene Corporation	$155.00	$178.25	15.00%	7.50%	0.9375%
Bristol-Myers Squibb Company	$50.00	$54.50	9.00%	7.50%	0.9375%
CVS Caremark Corporation	$60.00	$64.80	8.00%	7.50%	0.9375%
Gilead Sciences, Inc.	$70.00	$74.20	6.00%	7.50%	0.9375%

UnitedHealth Group Incorporated	$65.00	$65.65	1.00%	7.50%	0.9375%
Walgreen Co.	$60.00	$90.00	50.00%	7.50%	0.9375%
Target Corporation	$65.00	$63.70	-2.00%	-2.00%	-0.2500%
Amgen Inc.	$115.00	$109.25	-5.00%	-5.00%	-0.6250%
		Total =			4.7500%
		Hypothetical Variable Annual Interest Rate =			4.7500%

As illustrated by the table above, because six of the eight Reference Stocks have a positive hypothetical Cumulative Performance, ranging from 1.00% to 50.00%, and even though the other two Reference Stocks have a negative hypothetical Cumulative Performance, ranging from -2.00% to -5.00%, the hypothetical Variable Annual Interest Rate is 4.7500% and the investor would receive an interest payment on the applicable Interest Payment Date of $47.50 per $1,000 stated principal amount of Notes. Because the investor receives the Reference Stock Return of 7.50% for any hypothetical Cumulative Performance greater than or equal to 0.00%, and the negative hypothetical Cumulative Performance for the other Reference Stocks are relatively small and relatively few, the investor in this example will receive an interest payment on the applicable Interest Payment Date.

Example 2

Reference Stock	Hypothetical Initial Share Price	Hypothetical Current Share Price	Hypothetical Cumulative Performance	Hypothetical Reference Stock Return	Hypothetical Weighted Reference Stock Return
Celgene Corporation	$155.00	$232.50	50.00%	7.50%	0.9375%
Bristol-Myers Squibb Company	$50.00	$72.50	45.00%	7.50%	0.9375%
CVS Caremark Corporation	$60.00	$84.00	40.00%	7.50%	0.9375%
Gilead Sciences, Inc.	$70.00	$94.50	35.00%	7.50%	0.9375%
UnitedHealth Group Incorporated	$65.00	$68.25	5.00%	7.50%	0.9375%
Walgreen Co.	$60.00	$54.00	-10.00%	-10.00%	-1.2500%
Target Corporation	$65.00	$52.00	-20.00%	-20.00%	-2.5000%
Amgen Inc.	$115.00	$63.25	-45.00%	-30.00%	-3.7500%
		Total =			-2.8125%
		Hypothetical Variable Annual Interest Rate =			0.0000%

As illustrated by the table above, even though five of the eight Reference Stocks have a positive hypothetical Cumulative Performance, ranging from 5.00% to 50.00%, because the other three Reference Stocks have a significant negative hypothetical Cumulative Performance ranging from -10.00% to -45.00%, subject to the minimum Reference Stock Return of -30.00%, the sum of the Weighted Reference Stock Returns is -2.8125%. Because the Variable Annual Interest Rate may not be less than zero, the hypothetical Variable Annual Interest Rate is 0.00% and the investor would receive no interest payment on the Interest Payment Date. For any Reference Stock, the positive contribution of such Reference Stock is limited to 7.50%, no matter how great the actual positive hypothetical Cumulative Performance is, while the negative contribution of a depreciating Reference Stock may be as low as -30.00%, which in absolute terms is greater than the 7.50%. Consequently, the significant negative Reference Stock Returns can have a disproportionate effect on the sum of the hypothetical Weighted Reference Stock Returns as calculated in accordance with the terms of the Notes.  Even though a majority of the Reference Stocks have had a significant positive return, the negative hypothetical Cumulative Performance for the other Reference Stocks are sufficiently large and an investor will not receive any interest payment on the applicable Interest Payment Date.

Example 3

Reference Stock	Hypothetical Initial Share Price	Hypothetical Current Share Price	Hypothetical Cumulative Performance	Hypothetical Reference Stock Return	Hypothetical Weighted Reference Stock Return
Celgene Corporation	$155.00	$263.50	70.00%	7.50%	0.9375%
Bristol-Myers Squibb Company	$50.00	$72.50	45.00%	7.50%	0.9375%
CVS Caremark Corporation	$60.00	$84.00	40.00%	7.50%	0.9375%
Gilead Sciences, Inc.	$70.00	$94.50	35.00%	7.50%	0.9375%
UnitedHealth Group Incorporated	$65.00	$84.50	30.00%	7.50%	0.9375%
Walgreen Co.	$60.00	$75.00	25.00%	7.50%	0.9375%
Target Corporation	$65.00	$78.00	20.00%	7.50%	0.9375%
Amgen Inc.	$115.00	$132.25	15.00%	7.50%	0.9375%
		Total =			7.5000%
		Hypothetical Variable Annual Interest Rate =			7.5000%

As illustrated by the table above, even though all eight Reference Stocks have a significant positive hypothetical Cumulative Performance, ranging from 15.00% to 70.00%, because the Reference Stock Return cannot be greater than 7.50%, the hypothetical Variable Annual Interest Rate equals 7.50% and the investor would receive the maximum interest payment on the applicable Interest Payment Date of $75.00 per $1,000 stated principal amount of Notes. Even when all of the Reference Stocks have a significant positive hypothetical Cumulative Performance, the Variable Annual Interest Rate is limited by the maximum Variable Annual Interest Rate of 7.50%.

No Redemption

The Notes are not subject to redemption at the option of Citigroup or any holder prior to maturity.

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to the Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the amount to be received on the Maturity Date, calculated as though the date of acceleration were the final Valuation Date.  For purposes of the immediately preceding sentence, your final interest payment will be prorated from and including the previous interest payment date to but excluding the date of acceleration.

In case of default under the Notes, whether in the payment of interest or any other payment due under the Notes, no interest will accrue on such overdue payment either before or after the Maturity Date.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC.  The Bank of New York Mellon will serve as trustee under the Notes.

Calculation Agent

The Calculation Agent for the Notes will be CGMI, an affiliate of Citigroup Inc. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Inc. and the holders of the Notes.  CGMI is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

CUSIP

The CUSIP for the Notes is 1730T0B57.  The ISIN for the Notes is US1730T0B571.

DESCRIPTION OF THE REFERENCE STOCKS
General

The information set forth below about the issuer of each Reference Stock has been obtained from publicly available sources, without independent verification.  Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Companies with securities registered under the Exchange Act are required to periodically file financial and other information specified by the SEC.  Information filed by the issuer of each Reference Stock with the SEC can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by each of these issuers can be located by reference to its SEC file number provided below. In addition, information regarding each of these issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Reference Stocks.  We have derived all disclosures contained in this pricing supplement regarding the issuers of the Reference Stocks from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Notes, neither Citigroup nor CGMI have participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Reference Stocks, such publicly available documents or any other publicly available information regarding those issuers.

The Notes represent obligations of Citigroup only. The issuers of the Reference Stocks are not involved in any way in this offering and have no obligation relating to the Notes or to holders of the Notes. Neither Citigroup nor any of its respective subsidiaries makes any representation to you as to the performance of the Reference Stocks. You should review the publicly available information regarding the issuers of the Reference Stocks described above in order to reach your own conclusion as to the relationship between each of the Reference Stocks and in order to evaluate any other characteristics related to the issuers of the Reference Stocks. Neither Citigroup nor any of its respective subsidiaries makes any representation to you as to the characteristics of the Reference Stocks or any relationship or correlation among each of the Reference Stocks.

Celgene Corporation is a global biopharmaceutical company primarily engaged in the discovery, development and commercialization of therapies designed to treat cancer and immune-inflammatory related diseases.  Its SEC file number is 001-34912.

Bristol-Myers Squibb Company is a global biopharmaceutical company engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of biopharmaceutical products.  Its SEC file number is 001-01136.

CVS Caremark Corporation is a pharmacy health care provider operating in the United States that provides pharmaceutical benefit management and other pharmaceutical services, operates retail stores that provide pharmaceutical services and operates a retail-based health clinic subsidiary.  Its SEC file number is 001-01011.

Gilead Sciences, Inc. is a global research-based biopharmaceutical company that discovers, develops and commercializes medicines.  Its SEC file number is 0-19731.

UnitedHealth Group Incorporated is diversified health and well-being company that provides network-based employer health care benefits in the United States and globally.  Its SEC file number is 001-10864.

Walgreen Co. operates drugstores in the United States that provide consumer goods and services and pharmaceutical, health and wellness services.  Its SEC file number is 001-00604.

Target Corporation operates retail stores in the United States and Canada that provide consumer goods as well as operates a credit card subsidiary that provides credit to customers in the United States.  Its SEC file number is 001-06049.

Amgen Inc. global biotechnology company that discovers, develops, manufactures and delivers human therapeutics.  Its SEC file number is 000-12477.

Historical Data on the Reference Stocks

The following tables set forth the published quarterly high and low closing prices for each Reference Stock from January 2, 2008 through October 30, 2013.  The associated graphs show the daily closing prices for each Reference Stock during the same period.  We obtained the closing prices and other information below from Bloomberg L.P., without independent verification.  Past movements of the Reference Stocks are not indicative of future prices of the Reference Stocks.

Historical Performance of Celgene Corporation

Celgene Corporation	High ($)	Low ($)
2008
First Quarter	61.82	46.30
Second Quarter	65.64	56.90
Third Quarter	77.01	56.00
Fourth Quarter	65.23	47.25
2009
First Quarter	56.49	39.95
Second Quarter	48.33	38.01
Third Quarter	57.79	46.02
Fourth Quarter	57.32	50.21
2010
First Quarter	65.02	54.77
Second Quarter	63.40	50.82
Third Quarter	58.46	49.02
Fourth Quarter	62.95	55.55
2011
First Quarter	60.02	49.50
Second Quarter	60.95	55.35
Third Quarter	65.56	51.85
Fourth Quarter	68.01	60.22
2012
First Quarter	78.50	67.22
Second Quarter	80.29	59.45
Third Quarter	77.27	62.95
Fourth Quarter	82.08	71.30
2013
First Quarter	115.91	81.10
Second Quarter	130.17	112.20
Third Quarter	154.61	118.91
Fourth Quarter (through October 30, 2013)	160.92	146.87

On October 30, 2013, the closing price of the Reference Stock of Celgene Corporation was $151.37.

Celgene Corporation – Historical Closing Prices
January 2, 2008 to October 30, 2013

Historical Performance of Bristol-Myers Squibb Company

Bristol-Myers Squibb Company	High ($)	Low ($)
2008
First Quarter	27.08	20.46
Second Quarter	23.35	19.57
Third Quarter	22.54	19.85
Fourth Quarter	23.25	17.26
2009
First Quarter	23.88	17.51
Second Quarter	21.97	19.15
Third Quarter	22.95	19.37
Fourth Quarter	25.96	21.77
2010
First Quarter	27.00	23.89
Second Quarter	26.95	22.44
Third Quarter	27.93	24.65
Fourth Quarter	27.51	25.24
2011
First Quarter	27.29	24.97
Second Quarter	29.33	26.46
Third Quarter	31.49	26.38
Fourth Quarter	35.29	30.15
2012
First Quarter	35.01	31.85
Second Quarter	35.95	32.47
Third Quarter	36.15	31.57
Fourth Quarter	34.38	30.81
2013
First Quarter	41.19	32.71
Second Quarter	47.68	39.68
Third Quarter	47.53	41.32
Fourth Quarter (through October 30, 2013)	53.32	46.41

On October 30, 2013, the closing price of the Reference Stock of Bristol-Myers Squibb Company was $53.13.

Bristol-Myers Squibb Company – Historical Closing Prices
January 2, 2008 to October 30, 2013

Historical Performance of CVS Caremark Corporation

CVS Caremark Corporation	High ($)	Low ($)
2008
First Quarter	41.25	35.49
Second Quarter	44.12	39.48
Third Quarter	39.20	32.67
Fourth Quarter	33.77	24.42
2009
First Quarter	29.80	23.98
Second Quarter	32.98	28.10
Third Quarter	37.52	30.68
Fourth Quarter	38.01	28.87
2010
First Quarter	37.07	31.07
Second Quarter	37.37	29.32
Third Quarter	31.54	27.00
Fourth Quarter	35.00	29.65
2011
First Quarter	35.71	32.24
Second Quarter	38.80	34.77
Third Quarter	38.54	32.06
Fourth Quarter	41.16	32.97
2012
First Quarter	45.65	41.46
Second Quarter	46.73	43.25
Third Quarter	48.61	44.12
Fourth Quarter	49.24	44.70
2013
First Quarter	55.30	49.68
Second Quarter	60.35	54.13
Third Quarter	62.17	56.75
Fourth Quarter (through October 30, 2013)	62.55	56.64

On October 30, 2013, the closing price of the Reference Stock of CVS Caremark Corporation was $62.22.

CVS Caremark Corporation – Historical Closing Prices
January 2, 2008 to October 30, 2013

Historical Performance of Gilead Sciences, Inc.

Gilead Sciences, Inc.	High ($)	Low ($)
2008
First Quarter	25.77	21.46
Second Quarter	28.32	24.98
Third Quarter	28.55	21.22
Fourth Quarter	25.67	18.74
2009
First Quarter	26.40	21.86
Second Quarter	24.19	20.72
Third Quarter	24.91	22.12
Fourth Quarter	23.75	21.28
2010
First Quarter	24.73	21.63
Second Quarter	23.18	16.46
Third Quarter	18.26	15.93
Fourth Quarter	20.17	17.68
2011
First Quarter	21.26	18.29
Second Quarter	21.41	19.42
Third Quarter	21.61	17.67
Fourth Quarter	21.40	18.13
2012
First Quarter	28.01	20.93
Second Quarter	26.36	22.70
Third Quarter	33.89	25.33
Fourth Quarter	38.17	32.43
2013
First Quarter	48.93	37.49
Second Quarter	56.41	47.20
Third Quarter	64.32	51.66
Fourth Quarter (through October 30, 2013)	72.67	58.90

On October 30, 2013, the closing price of the Reference Stock of Gilead Sciences, Inc. was $72.67.

Gilead Sciences, Inc. – Historical Closing Prices
January 2, 2008 to October 30, 2013

Historical Performance of UnitedHealth Group Incorporated

UnitedHealth Group Incorporated	High ($)	Low ($)
2008
First Quarter	56.93	33.84
Second Quarter	38.08	25.97
Third Quarter	33.01	21.00
Fourth Quarter	27.04	16.30
2009
First Quarter	29.99	16.35
Second Quarter	28.87	20.54
Third Quarter	29.92	23.91
Fourth Quarter	32.32	24.04
2010
First Quarter	35.13	31.48
Second Quarter	33.41	28.40
Third Quarter	35.73	27.85
Fourth Quarter	38.05	33.95
2011
First Quarter	45.40	37.13
Second Quarter	52.22	43.55
Third Quarter	53.13	41.85
Fourth Quarter	51.35	42.78
2012
First Quarter	58.94	50.35
Second Quarter	60.26	53.99
Third Quarter	56.35	51.00
Fourth Quarter	57.97	51.25
2013
First Quarter	57.77	51.40
Second Quarter	66.09	58.54
Third Quarter	75.18	65.27
Fourth Quarter (through October 30, 2013)	75.19	66.94

On October 30, 2013, the closing price of the Reference Stock of UnitedHealth Group Incorporated was $68.01.

UnitedHealth Group Incorporated – Historical Closing Prices
January 2, 2008 to October 30, 2013

Historical Performance of Walgreen Co.

Walgreen Co.	High ($)	Low ($)
2008
First Quarter	38.61	33.01
Second Quarter	38.93	32.51
Third Quarter	37.27	30.96
Fourth Quarter	29.74	21.40
2009
First Quarter	28.16	21.50
Second Quarter	31.72	26.50
Third Quarter	37.47	28.70
Fourth Quarter	40.37	36.61
2010
First Quarter	37.49	33.29
Second Quarter	37.83	26.49
Third Quarter	33.81	26.36
Fourth Quarter	39.48	33.11
2011
First Quarter	43.34	39.21
Second Quarter	45.18	40.83
Third Quarter	44.14	32.53
Fourth Quarter	35.34	30.74
2012
First Quarter	34.80	32.63
Second Quarter	35.93	28.99
Third Quarter	36.60	29.61
Fourth Quarter	37.55	32.16
2013
First Quarter	47.68	37.18
Second Quarter	50.90	44.20
Third Quarter	56.23	44.12
Fourth Quarter (through October 30, 2013)	59.76	59.12

On October 30, 2013, the closing price of the Reference Stock of Walgreen Co. was $59.12.

Walgreen Co. – Historical Closing Prices
January 2, 2008 to October 30, 2013

Historical Performance of Target Corporation

Target Corporation	High ($)	Low ($)
2008
First Quarter	57.05	48.08
Second Quarter	55.10	46.49
Third Quarter	57.89	43.68
Fourth Quarter	47.24	26.96
2009
First Quarter	38.11	25.37
Second Quarter	43.79	34.38
Third Quarter	48.84	36.75
Fourth Quarter	51.35	45.30
2010
First Quarter	54.37	48.55
Second Quarter	58.05	49.00
Third Quarter	55.05	49.16
Fourth Quarter	60.26	51.94
2011
First Quarter	60.77	49.16
Second Quarter	51.76	46.33
Third Quarter	52.76	46.44
Fourth Quarter	55.56	47.80
2012
First Quarter	58.86	48.51
Second Quarter	59.20	54.81
Third Quarter	65.44	57.15
Fourth Quarter	64.48	58.57
2013
First Quarter	69.05	58.82
Second Quarter	71.51	67.98
Third Quarter	73.32	63.15
Fourth Quarter (through October 30, 2013)	65.71	62.13

On October 30, 2013, the closing price of the Reference Stock of Target Corporation was $65.71.

Target Corporation – Historical Closing Prices
January 2, 2008 to October 30, 2013

Historical Performance of Amgen Inc.

Amgen Inc.	High ($)	Low ($)
2008
First Quarter	48.14	39.97
Second Quarter	47.16	41.49
Third Quarter	65.89	48.64
Fourth Quarter	61.55	47.57
2009
First Quarter	59.65	46.27
Second Quarter	53.11	45.11
Third Quarter	64.42	51.47
Fourth Quarter	61.83	52.12
2010
First Quarter	60.12	55.71
Second Quarter	61.14	50.36
Third Quarter	56.32	50.93
Fourth Quarter	57.96	52.69
2011
First Quarter	57.31	50.95
Second Quarter	61.17	53.08
Third Quarter	58.30	48.27
Fourth Quarter	64.74	53.90
2012
First Quarter	69.84	63.76
Second Quarter	73.04	65.59
Third Quarter	84.84	73.85
Fourth Quarter	90.16	83.99
2013
First Quarter	102.51	82.07
Second Quarter	113.34	94.60
Third Quarter	117.60	95.81
Fourth Quarter (through October 30, 2013)	118.33	106.28

On October 30, 2013, the closing price of the Reference Stock of Amgen Inc. was $116.88.

Amgen Inc. – Historical Closing Prices
January 2, 2008 to October 30, 2013

UNITED STATES FEDERAL TAX CONSIDERATIONS

Based on current market conditions, the Notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes. Under this treatment, stated interest on the Notes will be taxable to a U.S. Holder (as defined in the accompanying prospectus supplement) as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of tax accounting. Upon the sale or other taxable disposition of a Note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition and the holder’s adjusted tax basis in the Note.  A U.S. Holder’s adjusted tax basis in a Note will equal the purchase price paid to acquire the Note. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of disposition. However, the Internal Revenue Service or a court might not agree with the treatment of the Notes as variable rate debt instruments, in which case the Notes could be treated as “contingent payment debt instruments.” If the Notes were treated as contingent payment debt instruments, (i) a U.S. Holder would be required to recognize interest income based on our “comparable yield” for a similar non-contingent debt and a “projected payment schedule” in respect of the Notes, adjusted each year to take account for the difference between the actual and the projected payments in that year, and (ii) gain with respect to a Note would be treated as ordinary income

Under current law and subject to the discussion in the accompanying prospectus supplement regarding Section 871(m) of the Code, Non-U.S. Holders (as defined in the accompanying prospectus supplement) generally will not be subject to U.S. federal withholding or income tax with respect to interest paid on and amounts received on the sale, exchange or retirement of the Notes if they fulfill certain certification requirements.  Special rules apply to Non-U.S. Holders whose income and gain on the Notes are effectively connected with the conduct of a U.S. trade or business or who are individuals present in the United States for 183 days or more in a taxable year.

Both U.S. and non-U.S. persons considering an investment in the Notes should read the discussion under “United States Federal Income Tax Considerations” in the accompanying prospectus supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Notes, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated December 20, 2012 among Citigroup Inc. and the Agents listed on Schedule I thereto, including CGMI, govern the sale and purchase of the Notes.

CGMI, acting as principal, has agreed to purchase from Citigroup Inc., and Citigroup Inc. has agreed to sell to CGMI, $            aggregate stated principal amount of Notes (        Notes) for $980 per Note. CGMI proposes to offer the Notes to certain dealers at the public offering price less a selling concession as described in this paragraph.  CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $20 for each $1,000 Note they sell. If all of the Notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

In order to hedge its obligations under the Notes, Citigroup Inc. expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes—The Estimated Value of the Notes on the Pricing Date, Based on CGMI’s Proprietary Pricing Models and Our Internal Funding Rate, Will Be Less than the Issue Price” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

The Notes will not be listed on any exchange.

CGMI is an affiliate of Citigroup Inc.  Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly, without the prior written consent of the client.

Certain Additional Selling Restrictions

Chile

The Notes are being offered as of the date hereof solely to Qualified Investors (Inversionistas Calificados) pursuant to the private placement exemption provided by General Rule No. 306 of the Superintendencia de Valores Y Seguros (the “SVS”). The offering of the Notes has not been and will not be registered with the Chilean Securities Registry or the Registry of Foreign Securities of the SVS and, therefore, the Notes are not subject to oversight by the SVS and may not be sold publicly in Chile. The issuer of the Notes is not obligated to make information available publicly in Chile regarding the Notes.

Peru

The information contained in this pricing supplement has not been reviewed by the Superintendencia del Mercado de Valores (Peruvian Securities Market Superintendency or SMV; formerly, the Comisión Nacional Supervisora de Empresas y Valores or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

Uruguay

In Uruguay, the Notes are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 18.627, as amended. The Notes are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay.

VALUATION OF THE NOTES

CGMI calculated the estimated value of the Notes set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the Notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the Notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the Notes (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors Relating to the Notes—The Price at Which You May Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, but not including our creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the Notes is a function of the terms of the Notes and the inputs to CGMI’s proprietary pricing models. The range for the estimated value of the Notes set forth on the cover page of this preliminary pricing supplement reflects terms of the Notes that have not yet been fixed as well as uncertainty on the date of this preliminary pricing supplement about the inputs to CGMI’s proprietary pricing models on the pricing date.

For a period of approximately four months following issuance of the Notes, the price, if any, at which CGMI would be willing to buy the Notes from investors, and the value that will be indicated for the Notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the Notes.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period.